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                       December 20, 2022

       Gordon Roth
       Chief Financial Officer
       Roth CH Acquisition V Co.
       888 San Clemente Drive, Suite 400
       Newport Beach, CA 92660

                                                        Re: Roth CH Acquisition
V Co.
                                                            Form 10-K for the
fiscal year ended December 31, 2021
                                                            Filed April 1, 2022
                                                            File No. 001-41105

       Dear Gordon Roth:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Real Estate & Construction